Exhibit 99.1

PRESENTATION

Operator

Good day, ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Third Quarter 2018 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, October 31, 2018.

At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore -

Thank you, Andrew, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the third quarter, which ended on September 28, 2018.

On the call today are Caren Mason, President and CEO of STAAR Surgical; and Deborah Andrews, Chief Financial Officer. The release of the third quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today's press release as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.

Following our prepared remarks, we will open the line to questions from publishing analysts. (Operator Instructions) We thank everyone in advance for their cooperation with this process.

Now I'd like to turn the call over to Caren Mason, President and CEO of STAAR Surgical.

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you, Brian, and good afternoon, everyone. I'll begin this afternoon with an overview of the continuing momentum in the global market for our ICL product line as well as the solid financial performance generated by our company during the third quarter. Additionally, I'll provide an updated outlook of our full year financial performance. And finally, I'd like to share with you our team's updated research on the total viable patient population for both myopia refractive vision correction and presbyopia vision correction to help illustrate the significant opportunity that lies ahead for STAAR Surgical. Deborah will then review key third quarter and year-to-date financial results.

The ICL's momentum in the global market established during the first half of 2018 continued through the third quarter and resulted in a 46% increase in ICL sales as compared to the prior year period. Total revenue for the quarter grew 35% over the third quarter of last year.

Our gross margin continue to expand, primarily due to higher ICL contribution to total sales. The gross margin of 75.1% of sales was up 330 basis points over the prior year quarter. ICL sales represented 83% of sales mix, while other products accounted for the remaining 17% of sales.

During the quarter, we also continued to execute our plan to make targeted investments designed to foster continued future growth. And despite these investments, we earned $0.03 per share on a GAAP basis and $0.07 per share on a non-GAAP basis.

I'd also like to note that we generated $8 million in cash from operations during the quarter, which is a new record for our company.

Combined with the proceeds from our very successful placement of slightly less than 2 million shares in early August, STAAR's balance sheet has never been stronger. Cash and cash equivalents as of September 28 exceeded $102 million.

Turning to our regional ICL performance. As we expected and planned for, the growth was driven by our Asia Pacific markets. The second and third quarters are the high season for refractive surgery in this region of the world, and this year was no exception. In units, China grew 100%; Japan grew 95%; India grew 27%; and the rest of Asia Pacific grew 38%. Overall, the Asia Pacific region grew 79% over prior year's third quarter in units.

As I mentioned, China, our largest market, turned in another exceptional quarter with 100% unit growth. Our strategy of building the market for visual freedom through patient awareness, education, marketing and strategic agreements with our customers has positioned the ICL as a premium and primary solution for vision correction and is the largest refractive market in the world. We have been doing internal analysis to determine how our strong growth in China has translated into refractive procedure market share. Our analysis to date indicates that STAAR's capturing market share from laser vision correction and in China, our data indicates, we have more than tripled our market share from low-single-digits in 2016 to more than 10% as the end of Q3 of the current year. Our goal is to continue to grow in China, expand the overall market for refractive vision correction and replicate this growth in market share achievement in other key markets.

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A key driver of the accelerating adoption of the ICL as a premium and primary solution for vision correction is the increasing demand down the diopter curve. Just a few quick examples. In China, the average ICL diopter implanted in 2016 was 10.92. In the first half of 2018, it was down 1 diopter to 9.9. In Sweden, the average ICL diopter implanted in 2016 was 8.32, and in the first half of 2018, it was down to 7.84. We believe our enhanced relationship with strategic partners in these countries contributed to these results. This increased demand down the diopter curve as well as pricing based on volume growth at lower diopters is why our unit growth for the quarter is higher than our revenue growth.

Let's now turn to the rest of the world. The third quarter has always been our slowest growth period of the year in Europe and Middle East given holiday schedules and the annual ESCRS Conference. Nonetheless, we experienced healthy unit growth in Germany of 20%, Spain of 16% and European distributors, 18%. In total, EMEA grew 13% year-over-year in units. Based on current trends, we expect the year-over-year fourth quarter growth rate in EMEA will accelerate from the third quarter level.

In North America, Canadian ICL units grew 18%, though our total revenue for North America declined 8.6% primarily due to the decline in other product sales. Overall, ICL revenue from the region was flat, while units increased 1%.

On September 13, we received the FDA's approval of the Toric ICL. I'm pleased to announce that the first patient implants of the TICL took place last week, and we're ahead of schedule for a staged rollout. Interest among U.S. surgeons is very encouraging and currently we expect North American revenue to grow as we further progress with our rollout.

During the quarter, we conducted our annual experts summit and exhibited at the ESCRS, Both were in Vienna, Austria, and both were the most successful STAAR participation ever at these events. The quality of dialogue among surgeons about the ICL was remarkable and their enthusiasm for the current and future products was palpable.

During our invitation-only experts meeting, our Principal investigator from the initial first-in-person clinical trial of the EVO lens for presbyopia presented his study data to surgeons. The data was very well received by the audience. We look forward to sharing data more broadly in the future when permitted and appropriate.

I would now like to update you on our thoughts regarding 2018. We exceeded expectations for all key financial metrics during the third quarter, and we expect to meet our expectations for the fourth quarter. We continue to believe that for the foreseeable future, our quarterly revenue cadence is likely to be the highest in the second quarter followed by the third. The success of our strategic alliance agreements has established greater global consistency in how STAAR manages the business and clinical partnerships with all ophthalmologists that want to elevate the ICL to the premium primary vision correction solution in their practice. And our announcement about the extension of this model to a single-site practice in Munich provides some direction about our approach for the global market.

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For the full year, we expect that sales growth should exceed 30% based on current market conditions. Furthermore, we believe that for the full year, our ICL unit growth and revenue growth will be approximately equal. From a profitability perspective, as we demonstrated during the third quarter, we are making investments to foster our longer-term growth and are also achieving profitability ahead of our internal expectations. Based on the 9 months' results and our achievement of $0.09 a share on a GAAP basis so far in 2018, we now expect to be profitable for the full year as compared to the $0.05 loss in 2017.

Finally, I'd like to take a few moments to share with you some of the data our team has collected and evaluated during the past several months on both the myopia and presbyopia market opportunities. We believe the viable patient population or total available market for mid- to high-diopter myopia refractive vision correction is now more than 35 million people globally, which would represent more than 70 million ICLs. We've arrived at this estimate based on a regularly updated analysis that considers epidemiological data on the distribution of uncorrected refractive error by age, discussions with our refractive surgeon customers and patient ability to pay that suggests approximately 10% of the 350 million people globally that need mid- to high-eye diopter myopia distance vision correction are viable candidates for STAAR's ICL family of lenses.

We now conservatively estimate that our current available market opportunity in myopia is at least 720,000 lenses annually, which represents STAAR capturing 20% of the current refractive procedure global market, which is estimated to be 3.6 million procedures. One eye equals one procedure for the refractive market and our 720,000-lens annual estimate is derived from our internal estimates based on market scope and surgeon data regarding mid- to high-diopter patients. By no means, do we believe this market opportunity at this time for ICL myopic refractive correction is capped at the current estimated opportunity. Our expectation is that as more patients and surgeons understand the significant patient satisfaction associated with ICL, the potential available market should grow considerably toward the millions of procedures I've previously identified as opportunity.

Turning to presbyopia. And as we've noted for the past 18 months, we believe the market for early presbyopes, ages 45 to 55, is significantly larger than the myopia market. Applying the same analysis that we applied for myopia, namely, epidemiological data on the distribution of presbyopia, discussions with customers and patient ability to pay that suggests a similar 10% viability factor as myopia would yield a viable patient population of 55 million early presbyopes or 110 million lenses. Our estimated annual presbyopic market of 1.5 million lenses reflects our internal estimates based on, among other things, market scope, internal and surgeon data regarding patient demographics, ability to pay, proximity to a qualified surgeon and willingness to undergo a refractive procedure. This 1.5 million annual lens opportunity is additive to the global refractive procedure count estimate of 3.6 million procedures, creating a potential market increase of 46% to an opportunity of 5.1 million procedures annually. Therefore, when we add myopia and presbyopia, current estimated annual market opportunity for ICL lenses, we believe, we should target a minimum of 2,220,000 lenses annually in the coming years.

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And with that, I will now turn the call over to Deborah.

Deborah Andrews STAAR Surgical Company - CFO

Thank you, Caren, good afternoon, everyone. I'll start the financial overview with a summary of top line results and then provide more details by product and market.

STAAR reported net sales of $31.8 million in the third quarter of 2018, an increase of 35% over the $23.5 million reported in the year ago period. As Caren mentioned, the strong top line increase was driven by ICL revenue growth of 46%. Other product sales were essentially flat, down 0.2% in the third quarter of 2018 and accounted for approximately 17% of our $31.8 million in net sales.

Moving down the income statement. Our gross profit margin for the third quarter was 75.1%, up 330 basis points compared to the prior year period gross margin of 71.8%. And while sales increased 35%, gross margin dollars increased 42%. The improvement in gross margin resulted from lower unit costs, favorable product and country mix and lower freight in inventory provisions, partially offset by the effect of lower average selling prices.

For the 9-month period ended September 28, 2018, net sales grew 41% to $93 million and our gross margin expanded from 73.9% -- to 73.9% from 71.3%.

Total operating expenses for the third quarter were $22.3 million, essentially flat on a quarter-to-quarter sequential basis and a 41% increase compared to the prior year quarter of $15.8 million. Adjusting for the calendar shift at the ESCRS trade show, total operating expenses would have increased approximately 32% compared to the prior year quarter.

Taking a closer look at the components of operating expenses. G&A expense was $6.1 million as compared to $4.7 million during the year ago period. The increase in G&A spending is due to increased compensation costs, including stock-based compensation, facility costs, travel and investments in enhanced cybersecurity systems. Marketing and selling expenses were $10.6 million as compared to $6.5 million, included a calendar shift of almost $1.5 million for ESCRS that occurred in the third quarter of this year compared to the fourth quarter of 2017. The remaining increase in marketing and selling expenses was due to increased investments in digital, consumer and strategic marketing and commercial infrastructure. On a sequential basis, our third quarter marketing and selling expenses were flat to second quarter as a decrease in other marketing and selling expenses fully offset the increase due to ESCRS. Our R&D expenses were $5.6 million, which were up approximately $1 million from the year ago period due to an increase in EDOF clinical trial expenses, medical affairs, which began in Q4 2017 and increased regulatory expenses.

We generated operating income of approximately $1.6 million during the third quarter.

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Net income during the third quarter was approximately $1.5 million or $0.03 per diluted share compared to the year ago period of $1.2 million or $0.03 per diluted share.

On a non-GAAP basis, we reported adjusted net income for the third quarter of $3.4 million or $0.07 a share as compared with adjusted net income for the same period of 2017 of $1.5 million or $0.04 a share. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet. Our cash, cash equivalents and restricted cash as of September 28, 2018, quarter-end totaled $102.3 million compared to $21.4 million as of June 29, 2018. The company generated approximately $8.1 million in cash from operating activities in the third quarter of 2018 as we benefited from the payment of accounts receivable billed during the second quarter. We generated net cash from financing activities during the quarter of approximately $73.6 million, which included proceeds from the sale of slightly less than 2 million shares of common stock and approximately $2.2 million in proceeds from restricted stock and stock option exercises.

Now operator, we're open for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from the line of Jason Mills with Canaccord Genuity.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Can you hear me okay?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, thank you very much. Happy Halloween.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

So I'll try to limit myself to two questions, Caren. You know that's difficult for me, but I'll do my best to follow Brian's rules. The first question I'll ask and I'll shut up and let you answer and then I'll come back for the second. The first one has to do with whatever you're willing to give us in terms of initial expectations for 2019 or how do you see 2019 gate in terms of your ICL business? And as a sort of a part B to that, how you see the United States market playing into your growth profile for the next 12 months? And clearly where I'm going with that, Caren, is any discussions or thoughts you can share with respect to the EVO family of lenses and the potential of (inaudible) in the United States market?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Okay. Very good. So as you can imagine, we're deep into planning for 2019. And we're continuing to benefit from the momentum that we have experienced in the past quarters and look forward to enhancing in the coming quarters. With regard to what those numbers would look like in January, we'll be talking about that at the JPMorgan Conference. But in terms of outlook, momentum, confidence, we're feeling exceptionally bullish about 2019. In terms of the U.S. market, we expect the U.S. market, as I said in the press release, to positively really reenter the positive column for our business in terms of sales, units and profit. We know that the Toric ICL (inaudible) received based on the fact that we actually had early implants starting on October 22 in major cities such as Los Angeles, San Antonio, St. Louis and Phoenix. And we have excellent reports from doctors and patients and a lot of media coverage, both television and newspaper with enthusiasm. Just quick Halloween story, one for our first patients was implanted, a young mother with three children, who was so thrilled about her vision correction that when they carved pumpkins for Halloween, their pumpkins were made with ICL images on the pumpkins. So -- and we shared those yesterday with our corporate Halloween party and it was quite fun. I think the bottom line here is that we can expect the United States to have a strong but orderly rollout to make absolutely sure that our surgeons are certified and their staffs are ready and that patient communication materials and practice development is outstanding (inaudible) we're talking about 50 major markets over the next several months. And in talking to a number of surgeons at AAO, they're very excited, and they have waiting lists of patients. So its impact on this year will be moderate, but its impact next year is why we will be in the plus column. With regard to EVO, we're very excited about what we are putting together in terms of a package for submission that we believe is very, very compelling. We have surgeon input, we have a lot of data, and when the time is right, and I'm able to, I will be excited to share that submission information.

Jason Richard Mills Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Second question around presbyopia. You mentioned -- and thank you for all the Toric ICL market data, I get that question a lot. That was much clearer than I could've put it personally. It's clearly a big market, and I think a lot of folks, both for reasons of potentially investing in your stock and as a potential customer, are interested in that product and that data. I know I am, I'm struggling with the reading vision as we speak at the lower end of that age range you talked about. And so my question is, can you update us in terms of how you see that product progressing through the regulatory channels in Europe and the United States? And whether anything changed there? And what specific metrics those trials are looking at? What you think you need to see from a clinical data standpoint or clinicians need to see for that product to realize the potential that you very well outlined in your TAM analysis?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So my Vice President of Clinical and Medical Affairs and my Head of Regulatory are listening in, so you can only imagine what they're feeling right now because obviously, I have great answers to your questions, but there's only so much I can share at this point since we have an active pivotal clinical trial. So here's what I can share. Bottom line is that the EDOF element associated with visual optic, the presbyopic lens, whether it be in a cataract form or with us the only company we believe that will have a phakic IOL for presbyopia we would exceed the expectations that you would imagine are being promised or delivered or detailed today by surgeons for cataract lens with an EDOF optic. Our goal is to exceed that in terms of targeting refractive correction and patient satisfaction. In terms of where we want to sell the presbyopic lens, it's everywhere. We're starting certainly in the CE Mark countries, in Europe where we will initially submit our data from the study. We are also talking to our partners in Asia Pacific, in China. And we certainly are talking about the EVO family of lenses as we approach CDRH in the U.S. So all in all, we feel very confident and excited about the presbyopic product and what it can mean.

Operator

And our next question comes from the line of Chris Cooley with Stephens.

Christopher Cook Cooley Stephens Inc., Research Division - MD

Can you hear me okay?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, Chris, we can.

Christopher Cook Cooley Stephens Inc., Research Division - MD

I'll keep it to two as well. Could you -- you gave some great detail in terms of kind of the change in mix as you go lower in terms of the diopter curve and what that means to potential growth. So if I can, maybe, take a page from Jason's playbook, for my first question, could you just talk to us a little bit about how that change in mix over time plays to the P&L both from a margin, but also from a growth -- I should say from a growth and then also from a margin perspective? And then is that -- maybe there's an offshoot to that question, is that what's really driving a step-up in the moderate -- mid- to moderate myopia estimate? When I think about that versus your prior number, which I believe was 500,000, you had 120,000 high myopes. So is that's really -- is that really what's driving the step-up in your end market? And then I have a follow-up.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes. Where we are in terms of lower diopters, which would qualify as mid is that as we begin to expand the total market share and growth requirements of our largest strategic partners, where they have already had such success with expanding dramatically their use of the lens. We work on making sure that we can provide an appropriate volume to price ratio for improvement and increased volume with the use of going down the diopter curve. So the best way to look at it is, if, in fact, we want to grow much faster there, 30% or 40% or even higher, then it, we make absolutely sure that price elasticity makes sense at the lower diopter range as compared to volume. So our expectation is over time, you're going to see a much higher volume trajectory, you're going to see a leveling of price points at the lower diopter levels and the retention of premium pricing for all Toric and high-diopter level lenses. The manufacturing costs, et cetera, continue to get us in the mid-80s range for gross margin, and we see that not changing other than upwards or improving. So it's all about volume, Chris, and everything else falls afterwards. But we're managing it, I think, quite well with our partners. And so where you saw the higher volume as compared to sales in ICLs in Q3, it was really related to the fact that those were very high volume, more down the mid-diopter range purchases in that particular quarter.

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Christopher Cook Cooley Stephens Inc., Research Division - MD

That's most helpful. And if I go to my second question. China and the Asia Pacific region have just been phenomenal for the company, and I look back here to the year, you had 91% growth, I believe, in units in China in the first quarter, 127% in the second and now 81% unit growth. If I'm doing the math right about a little over 40% of revenue. Could you talk to us about your confidence in the sustainability of growth in China, where you're now a little bit north of 10% market share? And what, if any, implications we should think about from both an economic and also maybe from a tariff perspective? Is this sustainable? And does the new model insulate to somehow here? Or just help us think about that a little bit more?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. And that's a great question, and I've a great answer. So bottom line is that our partnerships in China have never been stronger. We've just met with all of our key large accounts, including our largest account, Aier. We have agreed to a very strong 2019 and beyond. We are very aware in sharing appropriately information about how we manage tariffs, how we manage growth and what our trajectory is for our market in terms of total percentage owned share of all procedures for all of our biggest partners. And I can tell you that every one is signing up very aggressively for '19 and beyond. So we're feeling very good about China.

Operator

And our next question comes from the line of Brian Weinstein with William Blair.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

This is actually Andrew on for Brian. I wanted to first start with a question on guidance, exceeding 30% for the year. I think your comment was that the ICL growth should be in that same ballpark. That implies a pretty substantial step down in the fourth quarter, so may be tieing that into your commentary on the second and third quarter being strong, maybe a little bit more on your visibility and to why you're calling for that guidance in the fourth quarter?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Okay. So the 30% was total, not ICL. So it was -- we are going to increase our total top line in excess of 30% for the year. We did not call out ICL growth. But certainly, it would be near to the range that we have been reporting over the last quarters in terms of growth of the ICL. There is no relaxation there. There is no decrease. The increase from 25% to an excess of 30% again, Andrew, is the top line.

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Okay. So then maybe going back to your comment on the second and third quarter being the strongest. And can you maybe just provide a little bit more detail on why that is? You called out the busy seasons in the press release, so I'm just trying to tie that into the next couple of quarters.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Sure. So we had in 2017 had sequential growth every quarter. And then, when the Asia Pacific region became more and more of our total volume and the busy season was in the second quarter in terms of making sure we order enough in preparation to start in June and then in the third quarter to actually deliver and bill for procedures. Q2 is now our largest quarter, we believe, going forward. Q3, second largest, followed by Q4 and then Q1. And so that's the way we see it. However, we expect that Q4 will still be a strong quarter in growth over prior year. So when you look at the year as a whole, we're seeing in excess of 30%. And as you know, we like to be prudent.

Operator

And our next question comes from the line of Bruce Jackson with The Benchmark Company.

Bruce David Jackson The Benchmark Company, LLC, Research Division - Senior Healthcare Research Analyst

If we could talk about the Toric ICL launch in the U.S., give us a few more details on your launch plans? And how you anticipate that the sales are going to grow over the course of 2019?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Well, we certainly see double-digit growth in 2019 in the U.S. and a lot of that being the mix of lenses, especially for Toric growth. We've talked to doctors who have said to us that they want to, in some cases, wait to implement Toric because they believe that some of their patients are borderline et cetera. But I think we expect that the MICL will also pick up as we begin to show what we can do with the Toric and then a number of these practices haven't been aggressively using our lenses for a while. They kind of used us under the old, not premium and primary, but more about, if you don't qualify for LASIK as a rationale. So now by introducing the Toric, we are reintroducing the ICL in its entirety in terms of the business model, the clinical model, the patient advertising and that's why, in the markets where we went first with some of our highest implanting ICL surgeon partners, there was a lot of media coverage, a lot of patients in terms of waiting lists. And so we expect that the Toric will rejuvenate and it's a wonderful reentry into the U.S. market. And the next question that we always get is, when can I have EVO. EVO is a game-changer, we see it as a skyrocketing moment. And potentially we've been told by some surgeons that they expect to flip their mix from 80%, 90% laser to 20%, 10% ICL to the opposite, with ICLs becoming 70% or 80% of their total volume. So we believe the combination of getting Toric, reenergizing the U.S. market with the ICL, then following on with EVO will get us some very, very strong numbers, and we'll manage it like we've managed China.

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Bruce David Jackson The Benchmark Company, LLC, Research Division - Senior Healthcare Research Analyst

Okay, great. And then, in the press release, you talked about enthusiastic receptions from the surgeons at ESCRS when they were looking at the EDOF data. Can you -- without going into the actual data details, can you, maybe, comment on some of the aspects of the product performance or the ease of use that made the surgeons so enthusiastic?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Well, certainly, we covered the performance of the lens in terms of best corrective visual acuity. We talked about patient satisfaction, and there was very excellent and positive response from the attending surgeons. That's the most that I can give you until we get permission from our regulatory authority that we have approval on the pivotal trial and then all the data will be released.

Operator

(Operator Instructions) And our next question comes from the line of Jim Sidoti with Sidoti & Company.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Can you hear me?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Yes, Jim.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

So Caren, you guys really waited in Asia to get EVO approved before you put your foot on the gas with the strategic cooperation agreements and the marketing programs. Do you think you'll be a little quicker here in the U.S. with the Toric? Or do you anticipate waiting for the next generation here in the U.S. before you really push the lens?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

Well, just to clarify, when I joined the company as CEO in March of '15, there was a different positioning of the ICL. With Aier Hospital Group and in China as well as in Scandinavia, we began the rebuild of the business and clinical models as well as the positioning. And so EVO was reintroduced in China with all of this new strategic cooperation agreement, mechanics associated with building a market and assisting our partners in moving from laser vision correction where it made sense to ICL. In the U.S., we've a different situation in some ways. We are reintroducing the company, the ICL and to a number of surgeons as well as expanding and reenergizing other surgeons. But my expectation is that, with EVO, because of the extraordinary performance of the lens and because of the elimination of the peripheral iridotomy presurgical requirement, we're going to end up in the U.S. having a quicker adoption, and we believe faster growth because of the work we're going to do with the Toric over the next several months to a year.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Okay. So I guess, what you're saying is, you're going to aggressively promote the Toric and then you think when you do get EVO approved, it'll be even easier to make that transition here in the U.S. because the Toric has already been accepted by a lot of physicians. Is that what you say?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Exactly. Yes, very good, Jim. You said it better than I did.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

All right. And then if you look at the balance sheet, I think, inventory is up a couple million this quarter from last quarter. Is that in anticipation of the Toric launch? Or is that in anticipation of sales outside the U.S.?

Deborah Andrews STAAR Surgical Company – CFO

No, no, I mean, it's -- of course, we are building Toric ICLs for the U.S. market. So that's part of it. But we've really had to significantly increase our inventory levels based on the current level of sales that we've been seeing and our forecasted growth for the future.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Right. And is there any opportunity for your customers to stock? Or are most of the lenses you shipped implanted within a few weeks?

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Caren L. Mason STAAR Surgical Company - CEO, President & Director

The latter. Almost all of our lenses are made and shipped order.

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Right. So there's no channel to fill basically. These are all lenses that are implanted or within a few weeks of shipment?

Caren L. Mason STAAR Surgical Company - CEO, President & Director

The majority are -- most of our distributors pass the order to us when they get the order. However, in some markets, where there's very high volume and there's a real strong interest in lessening the lead time on Toric for example, we do have inventory, but we manage very carefully. And the majority of the time, we have a maximum of 30 days inventory in any one location.

Operator

And I'm showing no further questions at this time. So with that, I'd like to turn the call back over to Caren Mason for closing remarks.

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Thank you, everyone, for your participation on our call today. We'll be on the road again, meeting with the financial community in the coming weeks, including at the Stephens conference on November 7 in New York and The Benchmark conference on November 29 in Chicago. We appreciate your interest and investment in our company. All the best to all of you. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Everyone, have a wonderful day.

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